Exhibit 99

CDW Achieves Record Fourth Quarter and Full Year Results

    VERNON HILLS, Ill.--(BUSINESS WIRE)--Jan. 25, 2005--CDW
Corporation (NASDAQ:CDWC):

    Fourth quarter 2004 highlights:

    --  Average daily sales: $23.5 million, up 10.0% year-over-year

    --  Sales: $1.5 billion, up 11.7% year-over-year

    --  Net income: $62.7 million, up 41% year-over-year

    --  Earnings per share: $0.73, up 43% year-over-year

    Full year 2004 highlights:

    --  Average daily sales: $22.4 million, up 22% year-over-year

    --  Sales: $5.7 billion, up 23% year-over-year

    --  Net income: $241 million, up 38% year-over-year

    --  Earnings per share: $2.79, up 37% year-over year

    CDW Corporation (NASDAQ:CDWC) achieved its highest fourth quarter sales and earnings per share and full year sales and earnings per share in the company's history in 2004.
    Fourth quarter sales totaled $1.5 billion, an increase of 11.7 percent versus the prior year quarter. Fourth quarter net income was $62.7 million, an increase of 41 percent versus the fourth quarter of 2003. Diluted earnings per share were $0.73 in the fourth quarter of 2004, an increase of 43 percent compared to earnings per share of $0.51 in the fourth quarter of 2003. The fourth quarter of 2003 included $8.6 million after tax ($14.3 million pre-tax), or $0.10 per diluted share, of transaction and integration expenses relating to the September 2003 purchase of selected U.S. assets and the Canadian operations of Micro Warehouse.
    CDW also achieved record sales and earnings per share for full year 2004. Sales totaled $5.7 billion for full year 2004, an increase of 23 percent versus full year 2003. Included in full year 2004 were sales made by former members of the Micro Warehouse sales force who joined CDW in September 2003 in conjunction with the Micro Warehouse transactions. Net income for 2004 was $241 million, an increase of 38 percent versus 2003. Diluted earnings per share were $2.79 in 2004, an increase of 37 percent compared to earnings per share of $2.03 in 2003. Full year 2003 included $13.5 million after tax ($22.3 million pre-tax), or $0.16 per diluted share, of transaction and integration expenses relating to the September 2003 purchase of selected U.S. assets and the Canadian operations of Micro Warehouse.
    "Our record-breaking results validate the continued strength of our customer-relationship focused business model, and the commitment of our coworkers to both innovate and improve productivity on a daily basis," said John A. Edwardson, chairman and chief executive officer. "CDW is well positioned to continue to gain market share in a fragmented industry and profitably outpace market growth."

    Fourth Quarter Financial Highlights:

    Average daily sales for the fourth quarter of 2004 were $23.549 million compared to $21.411 million in the fourth quarter of 2003, representing a 10.0 percent increase. Total sales in the fourth quarter of 2004 were $1.507 billion compared to $1.349 billion in the prior period. The fourth quarter of 2004 had 64 billing days and the fourth quarter of 2003 had 63 billing days.

    -- Fourth quarter of 2004 average daily sales for the corporate sector were $18.035 million compared to $16.592 million, representing an 8.7 percent increase over last year. Total corporate sector sales in the fourth quarter of 2004 were $1.154 billion compared to $1.045 billion in the fourth quarter of 2003.

    -- Fourth quarter of 2004 average daily sales for the public sector were $5.514 million compared to $4.819 million, representing a 14.4 percent increase over last year. Total public sector sales in the fourth quarter of 2004 were $353 million compared to $304 million in the fourth quarter of 2003.

    -- In the fourth quarter of 2004, double-digit growth was achieved in total unit volume. Notebook CPUs, desktop CPUs, server CPUs, software, and data storage unit volume growth increased more than 20 percent.

    -- Direct web sales were $389 million in the fourth quarter of 2004, representing a 29 percent increase compared to the same period a year ago, and comprised 26 percent of total sales.

    Gross profit margin was 14.8 percent this quarter compared to 14.4 percent in the same period of 2003, primarily due to an increase in vendor volume rebates and an increase in cooperative advertising funds classified as a reduction of cost of sales, partially offset by a higher level of sales to federal government customers in the public sector segment.
    Selling and administrative expenses as a percentage of sales were
6.5 percent in the fourth quarter of 2004 compared to 7.7 percent in the fourth quarter of 2003. Selling and administrative expenses in the fourth quarter of 2003 included $13.3 million of transaction and integration expenses related to the Micro Warehouse transactions. Excluding these expenses, and therefore on a non-GAAP basis, selling and administrative expenses were 6.7 percent of sales in the fourth quarter of 2003. The decrease in selling and administrative expenses as a percentage of sales in the fourth quarter of 2004 is primarily the result of the company's ongoing efforts to improve productivity and continue to control the growth in selling and administrative expenses. The non-GAAP selling and administrative expenses information is included to provide meaningful comparisons to prior periods.
    December 2004 average daily sales were $24.840 million, compared to $22.689 million in December 2003, representing a 9.5 percent increase. Total December 2004 sales were $546 million compared to $476 million in the prior period. December 2004 had 22 billing days and December 2003 had 21 billing days. The corporate and public sector segments both generated solid growth in December 2004.

    Full Year Financial Highlights:

    Average daily sales for 2004 were $22.413 million compared to $18.365 million in 2003, representing a 22.0 percent increase. Total sales in 2004 were $5.738 billion compared to $4.665 billion in 2003. The year 2004 had 256 billing days and 2003 had 254 billing days.

    -- Full year 2004 average daily sales for the corporate sector were $17.216 million compared to $14.077 million, representing a 22.3 percent increase over last year. Total corporate sector sales in 2004 were $4.407 billion compared to $3.575 million in 2003.

    -- Full year 2004 average daily sales for the public sector were $5.197 million compared to $4.288 million, representing a 21.2 percent increase over last year. Total public sector sales in 2004 were $1.330 billion compared to $1.089 billion in 2003.

    -- Direct web sales were $1.526 billion in the full year 2004, representing a 44 percent increase compared to the same period a year ago, and comprised 27 percent of total sales.

    Gross profit margin was 15.2 percent in 2004 compared to 14.4 percent in 2003, primarily due to an increase in vendor volume rebates, an increase in cooperative advertising funds classified as a reduction of cost of sales, and an increase in net service contract revenue.
    Selling and administrative expenses as a percentage of sales were
6.7 percent in 2004 compared to 7.0 percent in 2003. Selling and administrative expenses in 2003 included $20.2 million of transaction and integration expenses related to the Micro Warehouse transactions. Excluding these expenses, and therefore on a non-GAAP basis, selling and administrative expenses were 6.5 percent of sales in 2003. The increase in selling and administrative expenses in 2004 is primarily the result of continued investment in expanding CDW's sales force and increases in certain administrative functions to support a larger business. The non-GAAP selling and administrative expenses information is included to provide meaningful comparisons to prior periods.

    Recognition:

    As previously announced, CDW was named by FORTUNE magazine to its "100 Best Companies to Work For" annual list for the seventh consecutive year. Ranked 14th this year, CDW has been one of the top 15 companies on this list for six consecutive years. CDW has remained the list's highest-ranked FORTUNE 500 company for three consecutive years. In the newly-created midsize category of companies with 2,501 to 10,000 employees, CDW ranked fifth.
    Edwardson said, "Based on the ongoing efforts of our coworkers, we will continue to build upon our core competencies, develop new initiatives to stay ahead of the market, and increase productivity across the entire company."
    The company plans to release January sales on Thursday, February
10, 2005.

    Forward Looking Statement

    Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission.

    About CDW

    CDW(R) (NASDAQ:CDWC), ranked No. 376 on the FORTUNE 500, is a leading provider of technology products and services for business, government and education. CDW is a principal source of technology from top name brands such as Adobe, APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic.
    CDW was founded in 1984 and today employs approximately 3,800 coworkers. In 2004, the company generated sales of $5.7 billion. CDW's direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company's award-winning CDW.com web site, customized CDW@work(TM) extranets, CDWG.com web site and macwarehouse.com web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with approximately 120 factory-trained and A+ certified technicians on staff.
    A live web cast of CDW's management discussion of the fourth quarter and 2004 results will be available at www.cdw.com/investor. The web cast will begin today, January 25, 2005, at 8:30 a.m. ET / 7:30 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks. Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

    For more information about CDW:

    Visit CDW on the internet at http://www.cdw.com. Contact CDW
Investor Relations via the internet at investorrelations@cdw.com or by telephone at 847-371-2262.


                   CDW CORPORATION AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                         Three Months Ended          Years Ended
                             December 31,            December 31,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------

Net sales              $1,507,127  $1,348,916  $5,737,774  $4,664,616
Cost of sales           1,283,952   1,155,194   4,867,650   3,990,824
                       ----------- ----------- ----------- -----------

Gross profit              223,175     193,722     870,124     673,792

Selling and
 administrative
 expenses                  98,514     103,477     386,563     325,205
Net advertising
 expense                   23,293      17,287      90,802      64,129
                       ----------- ----------- ----------- -----------

Income from operations    101,368      72,958     392,759     284,458

Interest income             2,722       1,554       8,968       7,225
Other expense, net           (408)       (869)     (1,867)     (2,119)
                       ----------- ----------- ----------- -----------

Income before income
 taxes                    103,682      73,643     399,860     289,564

Income tax provision       40,983      29,089     158,415     114,378
                       ----------- ----------- ----------- -----------

Net income             $   62,699  $   44,554  $  241,445  $  175,186
                       =========== =========== =========== ===========

Earnings per share:
     Basic             $     0.75  $     0.54  $     2.90  $     2.10
                       =========== =========== =========== ===========
     Diluted           $     0.73  $     0.51  $     2.79  $     2.03
                       =========== =========== =========== ===========

Weighted-average
 number of common
 shares outstanding:
     Basic                 83,168      83,218      83,391      83,329
                       =========== =========== =========== ===========
     Diluted               86,184      86,542      86,552      86,175
                       =========== =========== =========== ===========

Dividends per share    $     0.00  $     0.00  $     0.36  $     0.30
                       =========== =========== =========== ===========



                   CDW CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                            December 31,  December 31,
                                                2004          2003
                                            ------------  ------------

Assets

Current assets:
     Cash, cash equivalents and
      marketable securities                 $   478,197   $   397,635
     Accounts receivable, net of
      allowance for doubtful accounts
      of $9,890 and $10,057 respectively        580,035       444,000
     Merchandise inventory                      213,222       183,890
     Miscellaneous receivables                   24,364        28,517
     Deferred income taxes                       13,718        12,147
     Prepaid expenses                             6,901         3,994
                                            ------------  ------------

          Total current assets                1,316,437     1,070,183

Marketable securities                           125,663       164,725
Property and equipment, net                      68,595        62,323
Other assets                                     10,477        14,401
                                            ------------  ------------

               Total assets                 $ 1,521,172   $ 1,311,632
                                            ============  ============


Liabilities and Shareholders' Equity

Current liabilities:
     Accounts payable                       $   168,061   $   149,074
     Accrued expenses and other
      current liabilities                       111,457        99,389
                                            ------------  ------------

          Total current liabilities             279,518       248,463

Minority interest                                     -         1,985

Shareholders' equity:
          Total shareholders' equity          1,241,654     1,061,184
                                            ------------  ------------

               Total liabilities and
                shareholders' equity        $ 1,521,172   $ 1,311,632
                                            ============  ============

Note: Certain prior period amounts have been reclassified to conform with the current period's presentation.



                   CDW CORPORATION AND SUBSIDIARIES
                     SEGMENT REPORTING INFORMATION
                            (in thousands)

                          Three Months Ended December 31, 2004
                   ---------------------------------------------------
                    Corporate      Public    Eliminations Consolidated
                                   Sector
                   ---------------------------------------------------

External customer
 sales             $ 1,154,211  $   352,916  $         -  $ 1,507,127
Transfers between
 segments              323,804            -     (323,804)           -
                   ------------ ------------ ------------ ------------

Total net sales    $ 1,478,015  $   352,916  $  (323,804) $ 1,507,127
                   ============ ============ ============ ============

Income from
 operations        $    92,071  $     9,297  $         -  $   101,368
                   ============ ============ ============

Net interest
 income and
 other expense                                                  2,314
                                                          ------------

Income before
 income taxes                                             $   103,682
                                                          ============

Total assets       $ 1,454,378  $   194,700  $  (127,906) $ 1,521,172
                   ============ ============ ============ ============


                          Three Months Ended December 31, 2003
                   ---------------------------------------------------
                    Corporate      Public    Eliminations Consolidated
                                   Sector
                   ---------------------------------------------------

External customer
 sales             $ 1,045,317  $   303,599  $         -  $ 1,348,916
Transfers between
 segments              270,741            -     (270,741)           -
                   ------------ ------------ ------------ ------------

Total net sales    $ 1,316,058  $   303,599  $  (270,741) $ 1,348,916
                   ============ ============ ============ ============

Income from
 operations        $    63,730  $     9,228  $         -  $    72,958
                   ============ ============ ============

Net interest
 income and
 other expense                                                    685
                                                          ------------

Income before
 income taxes                                             $    73,643
                                                          ============

Total assets       $ 1,309,970  $   175,034  $  (173,372) $ 1,311,632
                   ============ ============ ============ ============



                   CDW CORPORATION AND SUBSIDIARIES
                     SEGMENT REPORTING INFORMATION
                            (in thousands)

                              Year Ended December 31, 2004
                   ---------------------------------------------------
                    Corporate      Public    Eliminations Consolidated
                                   Sector
                   ---------------------------------------------------

External customer
 sales             $ 4,407,339  $ 1,330,435  $         -  $ 5,737,774
Transfers between
 segments            1,259,812            -   (1,259,812)           -
                   ------------ ------------ ------------ ------------

Total net sales    $ 5,667,151  $ 1,330,435  $(1,259,812) $ 5,737,774
                   ============ ============ ============ ============

Income from
 operations        $   354,119  $    38,640  $         -  $   392,759
                   ============ ============ ============

Net interest
 income and
 other expense                                                  7,101
                                                          ------------

Income before
 income taxes                                             $   399,860
                                                          ============

Total assets       $ 1,454,378  $   194,700  $  (127,906) $ 1,521,172
                   ============ ============ ============ ============


                              Year Ended December 31, 2003
                   ---------------------------------------------------
                    Corporate      Public    Eliminations Consolidated
                                   Sector
                   ---------------------------------------------------

External customer
 sales             $ 3,575,483  $ 1,089,133  $         -  $ 4,664,616
Transfers between
 segments            1,030,704            -   (1,030,704)           -
                   ------------ ------------ ------------ ------------

Total net sales    $ 4,606,187  $ 1,089,133  $(1,030,704) $ 4,664,616
                   ============ ============ ============ ============

Income from
 operations        $   256,557  $    27,901  $         -  $   284,458
                   ============ ============ ============

Net interest
 income and
 other expense                                                  5,106
                                                          ------------

Income before
 income taxes                                             $   289,564
                                                          ============

Total assets       $ 1,309,970  $   175,034  $  (173,372) $ 1,311,632
                   ============ ============ ============ ============



                   CDW CORPORATION AND SUBSIDIARIES
                            OPERATING DATA

                         Three Months Ended          Years Ended
                            December 31,             December 31,
                      ------------------------------------------------
                           2004        2003        2004        2003
                      ------------------------------------------------
% of sales to
 commercial
 customers (1)               98.4%       97.5%       98.1%       97.9%
Number of invoices
 processed              1,529,386   1,550,258   6,302,462   5,431,041
Average invoice size       $1,056        $941        $984        $916
Direct web sales
 (000's)                 $388,753    $300,982  $1,525,712  $1,056,761
Sales force, end of
 period                     2,012       1,924       2,012       1,924
Annualized inventory
 turnover (2)                  24          22          24          24
Accounts receivable -
 days sales outstanding        35          30          37          35
----------------------------------------------------------------------

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.

(2) Starting in the third quarter of 2004, annualized inventory turnover is computed on an average daily basis. Prior periods have been restated using the new method.


    CONTACT: CDW Corporation
             Cindy Klimstra (Investors), 847-968-0268 or
             Gary Ross (Media), 847-371-5048